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EXHIBIT 12 (C)

                          SIERRA PACIFIC POWER COMPANY
                       RATIOS OF EARNINGS TO FIXED CHARGES

                                                                         Year Ended December 31,
                                                      -------------------------------------------------------------
                          Amounts in 000's               2005         2004         2003         2002         2001
---------------------------------------------------   ---------    ---------    ---------    ---------    ---------
EARNINGS AS DEFINED:

           Net Income (Loss) After Interest Charges   $  52,074    $  18,577    $ (23,275)   $ (13,968)   $  22,743
           Income Taxes                                  28,379          325      (12,237)      (4,491)      10,260
                                                      ---------    ---------    ---------    ---------    ---------
           Net Income (Loss) before Income Taxes         80,453       18,902      (35,512)     (18,459)      33,003

           Fixed Charges                                 72,652       67,685      101,514       79,303       68,305
           Capitalized Interest                          (1,504)      (2,849)      (3,276)      (1,858)        (660)
                         Total                        $ 151,601    $  83,738    $  62,726    $  58,986    $ 100,648
                                                      =========    =========    =========    =========    =========

FIXED CHARGES AS DEFINED:
           Interest Expensed and Capitalized (1)      $  72,652    $  67,685    $ 101,514    $  79,303    $  68,305
                                                      =========    =========    =========    =========    =========

                         Total                        $  72,652    $  67,685    $ 101,514    $  79,303    $  68,305
                                                      =========    =========    =========    =========    =========

RATIO OF EARNINGS TO FIXED CHARGES                         2.09         1.24            -            -         1.47

           DEFICIENCY                                 $       -    $       -    $  38,788    $  20,317    $       -
                                                      =========    =========    =========    =========    =========

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(1)   Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.

      For the purpose of calculating the ratios of earnings to fixed charges, "Fixed charges" represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction (AFUDC) and capitalized interest, and the portion of rental expense deemed to be attributable to interest. "Earnings" represents pre-tax income (or loss) from continuing operations before pre-tax preferred stock dividend requirement, fixed charges and capitalized interest.